COMMUNITY BANK SHARES OF INDIANA, INC.

Exhibit 11.
Statement Regarding Computation of Per Share Earnings

See Note 5, "Supplemental Disclosure for Earnings Per Share", in the notes to Consolidated Financial Statements in Part I, Item 1 of this report for such calculations.